FOR IMMEDIATE RELEASE
FROM:             ATLANTIC GULF COMMUNITIES CORPORATION
CONTACT:          THOMAS W. JEFFREY
TELEPHONE:        305-859-4398
FAX:              305-859-4623
WEB PAGE:         HTTP://WWW.ATLANTICGULF.COM


                      ATLANTIC GULF COMMUNITIES CORPORATION
                        TO EXPLORE STRATEGIC ALTERNATIVES

         MIAMI, FLORIDA, FRIDAY, MARCH 26, 1999: J. Larry Rutherford, the President, Chief Executive Officer and Chairman of the Board of Atlantic Gulf Communities Corporation (OTCBB:AGLF), announced today that the Board of Directors of the Company has appointed a Special Committee of the Board to explore strategic alternatives to maximize stockholder value.

         Mr. Rutherford explained: "In response to certain expressions of interest received by the Company, the Board has asked the Special Committee to explore possible strategic alternatives involving the Company and its business. The Board has retained BT Alex. Brown, a leading investment banking firm, to assist the Special Committee in reviewing possible strategic alternatives. Although the Special Committee and the Board will consider various alternatives, there can be no assurance that any transaction will materialize."

         Atlantic Gulf Communities Corporation is one of the Southeast's largest residential real estate developers. The Company develops residential communities in many of Florida's most active markets, including Broward and Palm Beach Counties, Tampa, Orlando and Fort Myers/Naples, as well as projects in Raleigh-Durham, North Carolina, Dallas, Texas, and Aspen/Glenwood Springs, Colorado. Headquartered in Miami, Florida, the Company is a proven leader in professional development services and is known for its leadership role in environmental quality.

THIS PRESS RELEASE INCLUDES "FORWARD LOOKING" STATEMENTS BASED ON MANAGEMENT'S EXPECTATIONS REGARDING, AND EVALUATIONS OF CURRENT INFORMATION ABOUT, THE COMPANY'S BUSINESS THAT INVOLVE RISKS AND UNCERTAINTIES, AND ARE SUBJECT TO FACTORS THAT COULD ADVERSELY AFFECT THE COMPANY'S ACTUAL FUTURE RESULTS (AND, POSSIBLY, AS A RESULT, THE COMPANY'S ABILITY TO CONSUMMATE A STRATEGIC TRANSACTION) AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD LOOKING STATEMENTS, INCLUDING, WITHOUT LIMITATION: (1) THE EFFECT OF ECONOMIC AND MARKET CONDITIONS, (2) THE CYCLICAL NATURE OF THE REAL ESTATE MARKET IN FLORIDA AND OTHER SOUTHEAST U.S. PRIMARY MARKETS, (3) COMPETITIVE PRESSURES, (4) THE COMPANY'S OWN DEBT AND EQUITY CAPITAL STRUCTURE AND RELATED FINANCING AND REFINANCING CONTINGENCIES AND RESTRICTIONS, (5) THE COMPANY'S ABILITY TO CLOSE FINANCINGS OF NEW REAL ESTATE AT PARTICULAR TIMES RELATIVE TO THE COMPANY'S CASH FLOW NEEDS AT SUCH TIMES AND (6) THE PERFORMANCE OF THE COMPANY'S CURRENT DEVELOPMENT PROJECTS.